CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the The Torray Fund and to the use of our report dated February 27, 2017 on the financial statements and financial highlights of The Torray Fund, a series of shares of beneficial interest in The Torray Fund. Such financial statements and financial highlights appear in the December 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 27, 2017